Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-167683, 333-145097 and 333-79217) on Forms S-8 and the Registration Statements (No. 333-199442, 333-158358 and 333-209066) on Forms S-3 of First Busey Corporation of our reports, dated February 28, 2017 relating to our audits of the Consolidated Financial Statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2016.

/s/ RSM US LLP

Champaign, Illinois
February 28, 2017